Exhibit 1.1

Senseonics Holdings, Inc.
Common Stock ($0.001 par value)

LETTER Agreement

October 24, 2024

Goldman Sachs & Co. LLC

200 West Street

New York, New York 10282

Ladies and Gentlemen:

Reference is made to the Equity Distribution Agreement, dated August 10, 2023 (the “Agreement”), by and between Senseonics Holdings, Inc., a Delaware corporation (the “Company”), and Goldman Sachs & Co. LLC (the “Manager”). In connection with the transactions contemplated by the Agreement and in consideration of the mutual agreements contained in this letter agreement (this “letter agreement”), the receipt and sufficiency of which are hereby acknowledged, the Company and the Manager acknowledge and agree to the following terms in lieu of those set forth in the Agreement:

1. Description of Shares. The first sentence of Section 1 of the Agreement is hereby modified and restated in its entirety to read as follows:

“The Company proposes to issue and sell through or to the Manager, as sales agent and/or principal, shares of the Company’s common stock, $0.001 par value (the “Common Stock”) having an aggregate offering price of up to $55,000,000 (the “Shares”), from time to time during the term of this Agreement and on the terms set forth in Section 3 of this Agreement.”

2. Agreement Heading. The reference to “$106,600,000” in the heading of the Agreement on page 1 thereof shall be removed and replaced with “$55,000,000”.

This letter agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

This letter agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

Except as provided herein, all provisions, terms and conditions of the Agreement shall remain in full force and effect. As amended hereby, the Agreement is ratified and confirmed in all respects.

[Signature Page Follows]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof; whereupon this instrument, along with all counterparts, will become a binding agreement by the Company and the Manager in accordance with its terms.

Very truly yours,

SENSEONICS HOLDINGS, INC.

By:	/s/ Rick Sullivan
Name: Rick Sullivan
Title: Chief Financial Officer

CONFIRMED AND ACCEPTED
as of the date first written above:

Goldman Sachs & Co. LLC

By:	/s/ Lyla Bibi Maduri
Name: Lyla Bibi Maduri
Title: Managing Director

Signature Page to Letter Agreement